80% of oncologists prefer medications with no patient out-of-pocket costs

GRANISOL’s co-pay program covers patient out-of-pocket costs for non-Medicare and non-Medicaid patients

CALIFON, NJ – June 1, 2011 – PediatRx, Inc. (OTCBB: PEDX), a hospital specialty company with a focus on oncology supportive care, recently polled a representative sample of approximately 70 US oncologists and other physician specialists and found that the majority (78%) viewed “no patient out-of-pocket costs” as a motivating factor for prescribing GRANISOL.

GRANISOL is the only FDA-approved oral solution of granisetron, a medication used to prevent nausea and vomiting in patients undergoing chemotherapy or radiotherapy for cancer. GRANISOL may be administered only once daily for one day (on the day of chemotherapy or radiotherapy), potentially offering more convenience to patients.*

  80% of oncologists polled said that if the patient had no out-of-pocket expense, they would consider using GRANISOL oral solution instead of an injectable or a tablet formulation.

  When prescribers were asked about GRANISOL, 61% of them said that they prefer GRANISOL’s dosing regimen over currently available anti-nausea treatment regimens.

A second poll asked these prescribers the percentage of patients they would anticipate using GRANISOL for, if the patients did not incur out-of-pocket expenses. Over 100 oncologists and other physician specialists responded, and 57% said they would prescribe GRANISOL for 20% or more of their patients for the prevention of nausea and vomiting associated with chemotherapy or radiotherapy for cancer.

PediatRx offers a co-pay assistance program that can help non-Medicaid or non-Medicare patients pay for GRANISOL. This program, “GRANI Cares,” covers the cost of the co-pay for the patient, has no income ceiling, and has no limit on the number of prescriptions that qualify.

The co-pay assistance program, in conjunction with the once-daily oral solution formulation has garnered positive response from the physicians who responded to this poll.

GRANISOL is indicated for the prevention of:

  Nausea and vomiting associated with initial and repeat courses of emetogenic cancer therapy, including high-dose cisplatin.

  Nausea and vomiting associated with radiation, including total body irradiation and fractionated abdominal radiation.

*For full prescribing information, visit: http://www.pediatrx.com/products/pdf/granisol_pi.pdf

Selected Safety Information

  GRANISOL is contraindicated in patients with known hypersensitivity to the drug or any of its components.

  QT prolongation has been reported with granisetron. Therefore, GRANISOL Oral Solution should be used in caution with patients with pre-existing arrhythmias or cardiac conduction disorders, as this might lead to clinical consequences. Patients with cardiac disease, on cardio-toxic chemotherapy, with concomitant electrolyte abnormalities and/or on concomitant medications that prolong the QT interval are particularly at risk.
  Safety and effectiveness in pediatric patients have not been established.
  The most common side effects observed with administration of granisetron were headache, asthenia, constipation, diarrhea, dyspepsia, and abdominal pain.

Polls were conducted using Sermo, the largest active social network of verified US physicians.

For the PediatRx co-pay program for GRANISOL, GRANI Cares, please visit: http://www.121hm.com/offers/granisol

For disclaimer information, visit: http://www.121hm.com/offers/granisol/tandc.html

For further information related to material contained in this release, please contact Holmes World Media Inc., +1 512 981 7369

About PediatRx, Inc.
PediatRx, Inc. (www.pediatrx.com) is a hospital specialty pharmaceutical company which focuses on treatments for patients suffering from serious conditions requiring hospitalization. PediatRx trades on the OTCBB under the ticker symbol PEDX.

About Sermo
Sermo is the largest online physician community, where over 120,000 physicians collaborate to improve patient care. Sermo provides access to its community for clients that need fast, actionable insights.

Further Information
PediatRx, Inc.
Research & Business Development
Email: info@pediatrx.com

Shareholder Relations
+1 908 975 0753
Email: ir@pediatrx.com

Sermo Contact:
Jon Michaeli
Sermo, Inc.
P: 617-497-1110
E: jmichaeli@sermo.com